Exhibit 99.1

Contact:	Randall J. Larson, CEO Gregory J. Pound, President and COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES CHANGES TO THE BOARD OF
DIRECTORS OF ITS GENERAL PARTNER

October 27, 2008	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (“Partnership”) (NYSE: TLP) today announced that changes have been made to the board of directors of TransMontaigne GP L.L.C., the general partner of the Partnership (the “General Partner”).  The General Partner is responsible for managing the operations and activities of the Partnership since the Partnership does not have its own officers or employees.

In connection with his resignation as a Managing Director of Morgan Stanley & Co. Incorporated, on October 22, 2008, Olav N. Refvik resigned as a member of the board of directors of the General Partner (the “General Partner Board”), effective October 22, 2008.   Morgan Stanley, the parent company of Morgan Stanley Capital Group Inc., is the indirect owner of the General Partner.  In his letter of resignation, Mr. Refvik indicated that there were no disagreements between Mr. Refvik and the Partnership or members of the General Partner Board regarding the Partnership’s operations, policies or practices.

To fill the vacancy resulting from Mr. Refvik’s resignation, the Partnership announced the appointment of Goran Trapp to serve as a director on the General Partner Board, effective October 22, 2008.  Mr. Trapp is a Managing Director at Morgan Stanley and has served as the Head of Global Oil Liquids in Commodities at Morgan Stanley since July 2008 and the Head of Europe, Middle East and Africa Commodities since January 2008.  Mr. Trapp joined Morgan Stanley in 1990 and became a Managing Director in 1999.  Earlier in his career at Morgan Stanley, Mr. Trapp served as the Head of the Europe and Asia Oil Liquids Group and the Global Chief Operating Officer of the Oil Liquids Group.  He has also served as a Member of the Firm’s Europe, Middle East and Asia Management Committee since November 2007.  Mr. Trapp holds a Master of Science degree from the Stockholm School of Economics.

Based upon this appointment, effective October 22, 2008, the General Partner Board is comprised of the following seven directors, three of whom are affiliated directors and four of whom are independent directors.

Stephen R. Munger	–	Affiliated Director and Chairman of the Board
Javed Ahmed	–	Affiliated Director
Goran Trapp	–	Affiliated Director
Duke R. Ligon	–	Independent Director
Jerry R. Masters	–	Independent Director
David A. Peters	–	Independent Director
Charles L. Dunlap	–	Independent Director

1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeastern United States.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 10, 2008.

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